Exhibit 2.1

EXECUTION COPY

_____________________________________________

AGREEMENT AND PLAN OF MERGER

By and Among

UMBRELLA HOLDINGS, LLC,

UMBRELLA ACQUISITION, INC.

and

UNIVISION COMMUNICATIONS INC.

Dated as of June 26, 2006

_____________________________________________

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2006 (this “Agreement”), by and among Umbrella Holdings, LLC, a Delaware limited liability company (the “Buyer”), Umbrella Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”),and Univision Communications Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective Boards of Directors of the Company and Acquisition Sub each have approved and deemed advisable, and the Board of Directors of Buyer, as the sole stockholder of Acquisition Sub, has approved this Agreement and the merger of the Acquisition Sub with and into Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Buyer and Acquisition Sub have delivered to the Company the Limited Guarantee (the “Guarantee”) of each of the Investors, dated as of the date hereof, pursuant to which each of the Investors has guaranteed up to the amount set forth on Annex A; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Buyer substantially in the form attached as Exhibit A hereto (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1   The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Univision Communications Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2   Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Los Angeles time, on a date to be specified by the parties hereto, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof (other than conditions that, by their own terms, cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on no less than three (3) business days’ written notice to the Company and (b) the final day of the Marketing Period, or at such other time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3   Effective Time.

(a)           Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b)           From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4   Certificate of Incorporation and By-Laws. Subject to Section 6.8 of this Agreement, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read (except with respect to the name of the Company) the same as the certificate of incorporation and by-laws of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable Law or provisions of the certificate of incorporation and by-laws.

Section 2.5   Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6   Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1   Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)           Cancellation of Company Securities. Each share of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Class P Common Stock, par value $0.01 per share (the “Class P Common Stock”), Class T Common Stock, par value $0.01 per share (the “Class T Common Stock “), and Class V Common Stock, par value $0.01 per share (the “Class V Common Stock”), (collectively the “Company Common Stock “) held by the Company as treasury stock or held by Buyer or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)           Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted as follows:

(i)            each issued and outstanding share of Class A Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class A Merger Consideration”);

(ii)           each issued and outstanding share of Class P Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class P Merger Consideration”);

(iii)          each issued and outstanding share of Class T Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class T Merger Consideration”);

(iv)          each issued and outstanding share of Class V Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class V Merger Consideration”).

Each share of Company Common Stock to be converted into the right to receive the applicable merger consideration as provided in this Section 3.1(b) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the applicable merger consideration, without interest thereon.

(c)           Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)           Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the applicable merger consideration as provided in Section 3.1(b) shall be equitably adjusted to reflect such change.

Section 3.2   Exchange of Certificates.

(a)           Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the applicable merger consideration as provided in Section 3.1(b). Immediately prior to or simultaneously with the filing of the Certificate of Merger with the Secretary of State, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to (i) the sum of the Total Class A Merger Consideration plus the Total Class P Merger Consideration plus the Total Class T Merger Consideration plus the Total Class V Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total Warrant Cash Payments plus (iv) the Total Restricted Stock Unit Payments (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and 3.3(a) - (c), Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock,

Company Options, Company Warrants and Restricted Stock Units and (B) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)           As promptly as practicable following Effective Time and in any event not later than the second business day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock  (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable merger consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the applicable merger consideration in exchange therefor collected, by hand delivery), (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof in respect of such Company Option, (iii) to each holder of a Company Warrant, a check in an amount due and payable to such holder pursuant to Section 3.3(b) hereof in respect of such Company Warrant and (iv) to each holder of a Restricted Stock Unit, a check in an amount due and payable to such holder pursuant to Section 3.3(c) hereof in respect of such Restricted Stock Unit. If payment of the applicable portion of the Aggregate Merger Consideration is made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration in cash as contemplated by this Section 3.2 without interest thereon.

(c)           Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable merger consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or

Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable merger consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Company Options, Company Warrants or Restricted Stock Units for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e)           No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)            Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this Article III, and following any losses Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options, Company Warrants and Restricted Stock Units in the amount of such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Buyer, as Buyer directs.

Section 3.3   Stock Options, Warrants and Restricted Stock Units.

(a)           Treatment of Options. As of the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Class A

Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Class A Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3(a), including, without limitation, providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.

(b)           Treatment of Warrants. As of the Effective Time, each Company Warrant that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any holder of any Company Warrant, be cancelled and the holder thereof will receive as promptly as reasonably practicable following the Effective Time a cash payment with respect thereto as follows (each payment a “Warrant Cash Payment” and the sum thereof, the “Total Warrant Cash Payments”):

(i)            for each Company Warrant issued in connection with the 1992 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class T Merger Consideration or Class V Merger Consideration, as applicable, over U.S.$0.032195 multiplied by (b) the number of shares of Class T Common Stock or Class V Common Stock, as applicable, issuable upon exercise of such Company Warrant, without interest;

(ii)           for each Company Warrant issued in connection with the 2001 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class A Merger Consideration, Class T Merger Consideration or Class V Merger Consideration, as applicable, over U.S.$38.261 multiplied by (b) the number of shares of Class A Common Stock, Class T Common Stock or Class V Common Stock, as applicable, issuable upon exercise of such Company Warrant, without interest;

(iii)          for each Company Warrant issued in connection with the 2002 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class A Merger Consideration over U.S.$38.261 multiplied by (b) the number of shares of Class A Common Stock issuable upon exercise of such Company Warrant, without interest;

As of the Effective Time, all Company Warrants, whether or not exercisable at a price less than the applicable merger consideration as provided for in Section 3.1(b) hereof, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the cash payment, if any, as provided for in this Section 3.3(b). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3(b), including, without limitation, providing holders of Company Warrants with notice of their rights with respect to any such Company Warrants as provided herein.

(c)           Treatment of Restricted Stock Units. As of the Effective Time, each Restricted Stock Unit that is issued and outstanding as of the Effective Time, other than any Restricted Stock Unit granted following the date hereof in accordance with Section 6.1(e) of the Company Disclosure Letter (the “Post-Signing RSUs”) and other than any Restricted Stock Unit issued pursuant to the Change in Control Retention Bonus Plan (the “Retention Bonus Plan”), shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit, become fully vested. Each Post-Signing RSU that is issued and outstanding as of the Effective Time shall by virtue of the Merger and without any action on the part of any holder of any Post-Signing RSU shall vest in accordance with the vesting terms set forth on Section 6.1(e) of the Company Disclosure Letter. Each vested Restricted Stock Unit shall be converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Class A Merger Consideration (the “Restricted Stock Unit Payment” and the sum of all such payments, the “Total Restricted Stock Unit Payments”). As of the Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except, with respect to the vested Restricted Stock Units, the right to receive the Restricted Stock Unit Payment; provided, however that each Restricted Stock Unit issued pursuant to the Retention Bonus Plan shall remain outstanding and payment shall be made at the earlier of (x) ninety (90) days following the Effective Time, provided that the holder of the Restricted Stock Unit is employed by the Surviving Corporation or any of its affiliates on such date or (y) termination of the holder of such Restricted Stock Unit without cause or resignation for good reason (as is defined in the applicable Retention Bonus Plan) in accordance with the terms of the applicable Restricted Stock Unit award agreement.

Section 3.4   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable merger consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5   Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”), shall not be converted into the right to receive the applicable merger consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under

Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable merger consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Buyer or Acquisition Sub) and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give Buyer notice of all demands for appraisal and Buyer shall have the right to participate in all negotiations and proceedings with respect to all holders of Dissenting Shares. The Company shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment from any holder of Dissenting Shares.

Section 3.6   Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable merger consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.7   Withholding. Each of the Paying Agent, the Company, Buyer and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Warrants or Restricted Stock Units, as applicable, such amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Options, Company Warrants and Restricted Stock Units, as applicable, in respect of which such deduction and withholding was made.

Section 3.8   Rollover by Strategic Stockholders.

(a)           Notwithstanding anything to the contrary set forth in this Article III, Buyer and one or more Strategic Stockholders jointly may deliver written notice (the “Conversion Notice”) to the Company prior to the thirteenth (13th) business day after the date hereof stating that Buyer and the Strategic Stockholders executing the Conversion Notice (the “Rollover Stockholders”) have agreed that some or all of the shares of Class A Common Stock, Class T Common Stock, Class V Common Stock, Class T Warrants and/or Class V Warrants (collectively, the “Potential Rollover Securities”) held by such Rollover Stockholders will be converted, subject to the provisions and limitations set forth in subparagraph (b) below, in lieu of receiving the applicable portion of the Aggregate Merger Consideration in cash, into Conversion Shares and/or Conversion Warrants; provided that unless waived by the Company in writing the Conversion Notice shall also contain the Strategic Stockholder Voting Agreement executed by the applicable Strategic Stockholder. The Conversion Notice shall identify the amount of each type of Potential Rollover Securities held by each Rollover Stockholder that will be included in such Rollover Stockholder’s Conversion (for each such Rollover Stockholder, the “Rollover Securities”).

(b)           If Buyer has not delivered to the Company at least two (2) business days prior to the Closing Date written notice that a particular Rollover Stockholder has failed to comply with the terms of the Conversion (the “Non-Compliance Notice”), then at the Effective Time, such Rollover Stockholder shall receive, upon the Surviving Corporation’s receipt of the stock certificates and warrants, as applicable, representing the Rollover Securities, duly endorsed for transfer, (i) the number of Conversion Shares equal to the quotient determined by dividing (x) the Conversion Share Rollover Value by (y) the Conversion Share Value and (ii) a Conversion Warrant exercisable into the number of Conversion Shares equal to the quotient determined by dividing (x) the Conversion Warrant Rollover Value by (y) the Conversion Share Value; provided, however, that in no event shall the Conversion provide the Strategic Stockholders in the aggregate with more than 19.9% of Surviving Corporation’s voting equity or economic equity or provide any Strategic Stockholder with any governance rights in Surviving Corporation that are greater in the aggregate than the governance rights that the Strategic Stockholders have in the Company as of the date hereof. If Buyer delivers to the Company a Non-Compliance Notice in respect of a particular Rollover Stockholder at least two (2) business days prior to the Closing Date, then such Rollover Stockholder shall be deemed to have forfeited its right to receive Conversion Shares and/or Conversion Warrants and such Rollover Stockholder shall only be entitled to receive after the Effective Time its applicable portion of the Aggregate Merger Consideration in cash in accordance with the provisions of this Article III.

(c)           Notwithstanding the foregoing provisions of this Section 3.8, unless waived in writing by the Company, a Strategic Stockholder shall not be entitled to the Conversion provided by this Section 3.8 unless the Strategic Stockholder executes and delivers to Buyer a voting agreement substantially in the form attached hereto as Exhibit B, pursuant to which, among other matters, the Strategic Stockholder agrees to vote all of the Company Common Stock owned by such Strategic Stockholder in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (a “Strategic Stockholder Voting Agreement”). If Buyer fails to deliver a copy of the Strategic Stockholder Voting Agreement to the Company (unless the requirement for a Strategic Stockholder Voting Agreement has been waived by the Company) within ten (10) business days after the delivery of the Conversion Notice related to the Strategic Stockholder, then such Strategic Stockholder shall be deemed to have forfeited its right to receive Conversion Shares and/or Conversion Warrants and shall only be entitled to receive after the Effective Time its applicable portion of the Aggregate Merger Consideration in cash in accordance with the provisions of this Article III.

(d)           As used in this Section 3.8, the following terms shall have the meanings specified below.

“Class T Warrants” means those Company Warrants exercisable into shares of Class T Common Stock.

“Class V Warrants” means those Company Warrants exercisable into shares of Class V Common Stock.

“Conversion” means, with respect to a Rollover Stockholder, the conversion of such Rollover Stockholder’s Rollover Securities for Conversion Shares and/or Conversion Warrants in accordance with the provisions of this Section 3.8.

“Conversion Shares” means, collectively, shares of the Surviving Corporation’s Common Stock, par value of $.001 per share, and shares of the Surviving Corporation’s Series A Participating Preferred Stock, par value of $.001 per share.

“Conversion Share Percentage” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, the percentage of Conversion Shares relative to Conversion Warrants that such Rollover Stockholder will receive in such Conversion.

“Conversion Share Rollover Value” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the product of (i) the Rollover Value of such Rollover Stockholder’s Rollover Securities and (ii) the Conversion Share Percentage.

“Conversion Share Value” means $1,000.

“Conversion Warrant” means a warrant issued by the Surviving Corporation exercisable into the applicable number of Conversion Shares determined pursuant to this Section 3.8 at an exercise price per Conversion Share equal to $0.001.

“Conversion Warrant Percentage” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, the percentage of Conversion Warrants relative to Conversion Shares that such Rollover Stockholder will receive in such Conversion.

“Conversion Warrant Rollover Value” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the product of (i) the Rollover Value of such Rollover Stockholder’s Rollover Securities and (ii) the Conversion Warrant Percentage.

“Rollover Value” means, with respect to the Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the applicable portion of the Aggregate Merger Consideration that such Rollover Stockholder is entitled to receive in accordance with Sections 3.1(b) and 3.3(b) in respect of such Rollover Stockholder’s Rollover Securities.

“Strategic Stockholder” means Televisa or any of its affiliates or Venevision or any of its affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof, or (ii) as disclosed in the applicable section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that, any information set forth in one Section of the

Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent) the Company hereby represents and warrants to Buyer as follows:

Section 4.1   Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2   Certificate of Incorporation and By-Laws. The Company has made available to Buyer a complete and correct copy of the Amended and Restated Certificate of Incorporation and the By-Laws, each as amended to date, of the Company. The Amended and Restated Certificate of Incorporation and the By-Laws (or equivalent organizational documents) of the Company and each of its subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in material violation of any provision of the Amended and Restated Certificate of Incorporation or the By-Laws (or equivalent organizational documents).

Section 4.3   Capitalization.

(a)           The authorized capital stock of the Company consists of 800,000,000 shares of Class A Common Stock, 96,000,000 shares of Class P Common Stock, 48,000,000 shares of Class T Common Stock, 96,000,000 shares of Class V Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 19, 2006, (i) 237,519,303 shares of Class A Common Stock were issued and outstanding, (ii) 36,962,390 shares of Class P Common Stock were issued and outstanding, (iii) 13,593,034 shares of Class T Common Stock were issued and outstanding, (iv) 17,837,164 shares of Class V Common Stock were issued and outstanding, (v) no shares of Preferred Stock were issued and outstanding; and (vi) no shares of Company Common Stock were held in treasury. As of June 19, 2006 there were 9,844,650 shares of Class A Common Stock authorized and reserved for future issuance under Company Option Plans (including, as of June 19, 2006, 400,000 Restricted Stock Units reserved for issuance in accordance with the Retention Bonus Plan) and outstanding Company Options to purchase 29,672,638 shares of Class A Common Stock with a weighted average exercise price equal to $29.98 per share. As of June 19, 2006, there were outstanding Company Warrants to purchase (i) 6,449,728 shares of Class A Common Stock at an exercise price of $38.261 per share, (ii) 2,000 and 2,725,136 shares of Class T Common Stock at exercise prices of $0.032195 and $38.261 per share, respectively, and (iii) 27,437,700 and 2,725,136 shares of Class V Common Stock at an exercise price of $0.032195 and $38.261 per share, respectively. As of June 19, 2006, there were 816,100 outstanding

Restricted Stock Units, payable on a one-for-one basis, in shares of Class A Common Stock. Since June 19, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding, other than or pursuant to Company Options or Restricted Stock Units referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 6.1(e) hereof. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Option Plans or Retention Bonus Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)           Except as set forth above and except as not specifically prohibited under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. In connection with the Company’s acquisition (the “HBC Acquisition”) of Hispanic Broadcasting Corporation (“HBC”) (formerly, the Heftel Broadcasting Corporation) or the consummation of the transaction contemplated by this Agreement, neither HBC nor the Company nor any of their respective subsidiaries (or any of their successors) is and, after giving effect to the waivers obtained in connection with the HBC Acquisition, was obligated to grant any stock appreciation rights.

Section 4.4   Authority Relative to Agreement.

(a)           The Company has all necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)           The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, and (iii) resolved to submit this Agreement to the stockholders of the Company for approval, file the Proxy Statement with the SEC and, subject to Section 6.7 hereof, recommend that the stockholders of the Company approve this Agreement and the Merger.

Section 4.5   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries, pursuant to any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of it subsidiaries  or any property or asset of the Company or its subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, any filings, waivers or approvals of the FCC as may be required under the Communications Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6   Permits and Licenses; Compliance with Laws.

(a)           Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses (other than Company FCC Licenses), permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 4.6(b) of the Company Disclosure Schedule sets forth all main radio and television station licenses, permits, authorizations, and approvals issued by the FCC to the Company and its subsidiaries for the operation of the Company Stations (“Company FCC Licenses”). The Company FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses. The Company and its subsidiaries have operated the Company Stations in compliance in all respects with the terms of the Company FCC Licenses and the Communications Act, and the Company and its subsidiaries have timely filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Company Stations and have timely paid all material FCC regulatory fees with respect thereto, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. There is not, as of the date of this Agreement, pending or, to the Company’s knowledge, threatened before the FCC any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its subsidiaries, or any of the Company Stations, except for any such proceedings, notices, orders, complaints, or investigations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7   Company SEC Documents.

(a)           The Company has filed with the SEC all forms, documents, registration statements and reports required to be filed or furnished by it with the SEC since December 31, 2004 (as amended to date, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)           The consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8   Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. As of December 31, 2005, the Company had concluded, following an evaluation under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer of the Company of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective.

Section 4.9   Absence of Certain Changes or Events. From December 31, 2005, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and through the date of this Agreement, there has not been a Company Material Adverse Effect.

Section 4.10   No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (as restated, or the notes thereto) included in the Company SEC Documents or (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheets, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11   Absence of Litigation.

(a)           There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           True, accurate and complete copies of each of the following documents, if applicable, have been made available to the Buyer prior to the date hereof: (i) all pleadings, discovery requests, discovery responses, and settlement offers and non-privileged, material correspondence (including non-privileged, material electronic communication) prepared, sent or received by the Company or its subsidiaries, Representatives or affiliates relating to claims, counterclaims and defenses asserted in the litigation entitled Televisa, S.A. de C.V. v. Univision Communications Inc., Case No. CV-05-344 ABC MANx, (first filed in the United States District Court for the Central District of California on June 16, 2005) (the “TV Litigation”) and (ii) all material agreements, commitments or contracts of any kind between the Company or one of its subsidiaries or affiliates, on the one hand, and Grupo Televisa S.A. (“Televisa”) or Venevision Investments LLC (“Venevision”) or any of their respective subsidiaries or affiliates, on the other hand (collectively, “Affiliate Contracts”).

Section 4.12   Employee Benefit Plans.

(a)           A complete copy of each of the following documents, if applicable, has been made available to the Buyer with respect to each Company Benefit Plan:  (i) each Company Benefit Plan, including all amendments thereto, (ii) the most recent form 5500, (iii) the most recent actuarial valuation report, (iv) the most recent trust or custody agreement, and (v) a description of the material terms of any Company Benefit Plan that is not set forth in a written document.

(b)           Section 4.12(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan or other agreement pursuant to which (i) any current or former employee, director or consultant of the Company or any of its subsidiaries is entitled to any additional payment, any acceleration of payment or vesting of rights (including contingent rights), (ii) any condition or other requisite under such plan or agreement is satisfied, or (iii) there is any requirement to make contributions to or otherwise fund any obligations to any current or former employee, director or consultant of the Company or any of its subsidiaries, in each case by reason of any of the transactions contemplated by this Agreement. None of the compensation payable by the Company or any of its Subsidiaries shall not be deductible by reason of Section 280G of the Code by reason of the transactions contemplated by this Agreement.

(c)           Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

(e)           Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that has, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(f)            Except for the individuals set forth in Section 4.12(f) of the Company Disclosure Schedule, no participants in the Company’s Change in Control Severance Plan and Change in Control Retention Plan are eligible to resign for “good reason” pursuant to Section 1.13(iv) and Section 2(l)(iv), respectively, of such plans.

Section 4.13   Labor Matters. A complete and correct copy of each collective bargaining agreement or other similar agreement has been made available to Buyer. There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such strike or lockout would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14   Trademarks, Patents and Copyrights.

(a)           Except as would not have individually, or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, trade secrets, applications to register, and registrations for, any of the foregoing know-how and other proprietary rights and information (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”) free and clear of all Liens, (ii) neither the Company nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights and (iii) to the Company’s knowledge, all Company Intellectual Property Rights are valid, subsisting and enforceable.

(b)           The conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is a party to or has received, in the past two (2) years, any written charge, complaint, claim, action, demand or notice alleging any infringement, misappropriation or other violation by the Company or any of its subsidiaries (including any claim that the Company or any of its subsidiaries must license or refrain from using any Company Intellectual Property Rights of any other person) that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Intellectual Property License is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Intellectual Property License is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.15   Taxes.

(a)           Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its subsidiaries have paid all Taxes that are shown on such Tax Returns to be payable by them; (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of any Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (v) none of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) all amounts of Tax required to be withheld by the Company and each of its subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (x) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xi) the Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 4.16   Title to Properties; Assets. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           Each of the Company and its subsidiaries has good and valid fee simple title to its owned properties and assets or good and valid leasehold interests in all of its leasehold properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such properties and assets, other than properties and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens other than Permitted Liens.

(b)           Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all property which it owns, and all such leases and deeds are in full force and effect. Each lease material to the business of the Company and its subsidiaries taken as a whole has been made available to Buyer. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all leases that are material to the business of the Company and its subsidiaries taken as a whole and there are no existing defaults by the Company beyond any applicable grace periods under such leases.

(c)           The assets of the Company and each of its subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its subsidiaries.

Section 4.17   Material Contracts.

(a)           As of the date hereof, except with respect to Intellectual Property Licenses, neither the Company nor any of its subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.17, being referred to herein as a “Company Material Contract”).

(b)           Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, accurate and complete copies of all agreements, commitments or contracts of any kind pursuant to which the execution of this Agreement or the consummation of the Merger would give rise to or trigger any rights of a party thereto under any “change of control” or similar provision contained therein and which would result in (x) any material financial liability or (y) result in a termination right with respect to any Company Material Contract, have been made available to Buyer prior to the date hereof.

Section 4.18   Opinion of Financial Advisors. The Board of Directors of the Company has received the written opinion of UBS on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the applicable merger consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the holders of the Class A Common Stock from a financial point of view.

Section 4.19   Anti-takeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the Delaware Law, and such action is effective as of the date hereof. No other state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law is applicable to the Merger or any of the transactions contemplated by this Agreement.

Section 4.20   Vote Required. The affirmative vote of the holders of outstanding Company Common Stock, voting together as a single class, representing at least sixty percent (60%) of all shares outstanding entitled to vote (treating all shares as having a single vote per share) thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.21   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and UBS previously provided to Buyer.

Section 4.22   Digital Television. Each full-power Company Station (other than radio stations) (i) has tentatively been assigned a channel by the FCC for the provision of digital television service (“DTV”) and (ii) has constructed and is operating a DTV facility on its assigned digital channel pursuant to, and in accordance with, a DTV authorization issued by the FCC and the Communications Act, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23   No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Except as disclosed in the separate disclosure schedule which has been delivered by Buyer to the Company prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1   Organization and Qualification; Subsidiaries. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2   Certificate of Incorporation, By-Laws, and Other Organizational Documents. Buyer has made available to the Company a complete and correct copy of the certificate of incorporation, the by-laws (or equivalent organizational documents), and other operational documents, agreements or arrangements, each as amended to date, of Buyer, Acquisition Sub and any individual or entity owning, of record or beneficially, Buyer Shares (other than the Investors) and any such documents, agreements or arrangements among any individuals or entities owning (other than the Investors), of record or beneficially, Buyer Shares (collectively, “Buyer Organizational Documents”). The Buyer Organizational Documents are in full force and effect. Neither Buyer, Acquisition Sub nor to the knowledge of Buyer, the other parties thereto, are in violation of any provision of Buyer Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.3   Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, including the Financing. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby, including the Financing, have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder, such consent attached hereto as Exhibit A), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Financing (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)           The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement, including the Financing, will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, any filings, approvals or waivers of the FCC as may be required under the Communications Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5   FCC Matters. Each of Buyer and Acquisition Sub is legally and financially qualified under the Communications Act to hold the Company FCC Licenses. There are no facts or circumstances pertaining to Buyer or any of its subsidiaries which, under the Communications Act would (x) result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent. No waiver of, or exemption from, any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary to obtain the FCC Consent.

Section 5.6   Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, as would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.7   Available Funds.

(a)           Section 5.7(a) of Buyer Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters from Deutsche Bank AG New York Branch, Deutsch Bank AG Cayman Island Branch, Deutsche Bank Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, The Royal Bank of Scotland PLC, and RBS Securities (as the same may be amended and replaced in accordance with Section 6.13(a), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement ( the “Debt Financing”). Section 5.7(a) of Buyer Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) from Providence Equity Partners V L.P., Madison Dearborn Capital Partners V-A, L.P., SCG Investments II, LLC, TPG Partners V, L.P., and Thomas H. Lee Equity Fund VI, L.P., (the “Investors”) pursuant to which the Investors have committed to invest the amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)           As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and Acquisition Sub and the other parties thereto. Except as set forth in the Financing Commitments, there are no (i) conditions precedent to the respective obligations of the Investors to fund the Equity Financing, (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the Debt Financing or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing Commitments to which the Buyer or any of it affiliates is a party that would permit the lenders specified in the Debt Commitment Letters or the Investors providing the Equity Commitment Letters to reduce the total amount of the Financing, or that would materially affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Acquisition Sub under any term or condition of the Financing Commitments, and neither Buyer nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Buyer and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith).

Section 5.8   Guarantee. Concurrently with the execution of this Agreement, Buyer and Acquisition Sub have delivered to the Company the Guarantee of each of the Investors, dated as of the date hereof, with respect to certain matters on the terms specified therein, in an amount up to the amount set forth on Annex A.

Section 5.9   Capitalization of Buyer. The authorized membership interests of Buyer consists solely of the number and class of interests described in Section 5.9 of Buyer Disclosure Schedule (the “Buyer Shares”). As of the date hereof, the Buyer Shares are held of record and beneficially by the individuals and entities, and in the amounts, as set forth on Section 5.9 of Buyer Disclosure Schedule. The authorized membership interests of Buyer and the direct and indirect owners of Buyer Shares, and the amount and class of shares of capital stock of Buyer’s direct and indirect parent company (if any), may be converted or modified as described in Section 5.9 of Buyer Disclosure Schedule. Except as provided in the Equity Commitment Letters, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Buyer Shares or any capital stock equivalent or other nominal interest in Buyer or Acquisition Sub (“Buyer Equity Interests”), pursuant to which Buyer or Acquisition Sub is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Buyer Equity Interests. Except as provided in the Equity Commitment Letters, there are no contracts or commitments to which Buyer or Acquisition Sub is a party relating to the issuance, sale or transfer of any equity securities or other securities of Buyer or Acquisition Sub. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.10   Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of shares, par value U.S.$0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Buyer or a direct or indirect wholly-owned subsidiary of Buyer. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.11   Operational Agreements. As of the date hereof, Section 5.11 of the Buyer Disclosure Schedule contains a true, accurate and complete copy of any material agreement to which Buyer, Acquisition Sub or any Investor is a party relating in any way to the programming or operation of (i) any of the Company’s television or radio networks or (ii) any of the television or radio broadcast stations currently licensed to the Company, including without limitation agreements that may take effect after the Effective Time (“Buyer Operational Agreements”).

Section 5.12   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

Section 5.13   Disclaimer of Other Representations and Warranties. Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1   Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to, or required under, this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization (except that any of its wholly-owned subsidiaries may be merged with or into, or be consolidated with any of its other wholly-owned subsidiaries or may be liquidated into the Company or any of its subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Buyer that, except as set forth in Section 6.1 of the Company Disclosure Schedule or as may be consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned (unless otherwise provided below)), the Company shall not, and shall not permit any subsidiary to:

(a)           amend or otherwise change the Amended and Restated Certificate of Incorporation or By-Laws of the Company or such equivalent organizational documents of any of its subsidiaries;

(b)           except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, or as otherwise permitted in Section 6.1(e) of this Agreement with respect to options or restricted stock units of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock (or equivalent securities); provided, however, that (i) the Company may issue shares upon exercise of any Company Option or Company Warrant or payment of any Restricted Stock Unit outstanding as of the date hereof or as may be granted after the date hereof in accordance with this Section 6.1, and (ii) the Company may only issue up to 100,000 shares in the aggregate of Company Common Stock upon exercise of Company Options (or issuance of any Restricted Stock Units in lieu thereof) as required by existing employment agreements;

(c)           declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company;

(d)           except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to (x) current or former directors or executive officers of the Company or any of its subsidiaries exceeding ten percent (10%) on an annualized basis or (y) other employees except in the ordinary course of business consistent with past practices, (ii) grant any severance or termination pay to, or enter into any severance agreement with any current or former director, executive officer or employee of the Company or any of its subsidiaries, except as are required in accordance with any Company Benefit Plan or existing employment agreement, and other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any director, executive officer or employee of the Company or any of its subsidiaries, except (A) employment agreements to the extent necessary to replace a departing executive officer or employee upon substantially similar terms, (B) employment agreements with on-air talent, (C) new employment agreements entered into in the ordinary course of business providing for compensation not in excess of $250,000 annually and with a term of no more than two (2) years, or (D) extension of employment agreements in the ordinary course of business consistent with past practice or (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(e)           grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof), except (i) as may be required under employment agreements executed prior to the date hereof, (ii) for customary grants of stock options made to employees at fair market value, as determined by the Board of Directors of the Company, in the ordinary course of business consistent with past practice, and (iii) restricted stock units to be granted to current employees of the Company in accordance with the Company’s customary past practices of granting such equity awards covering up to 1,000,000 shares of Class A Common Stock in accordance with terms and conditions set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f)            acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $100,000,000 in the aggregate; provided, that without Buyer’s consent (which consent may not be unreasonably withheld), the Company shall not acquire or make any investment (or agree to acquire or to make any investment) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC; provided, that it shall be deemed unreasonable to withhold consent for an acquisition or investment that would not be reasonably likely to delay, impede or prevent receipt of the FCC Consent;

(g)           create, incur or assume any indebtedness for borrowed money, issue any note, bond or other security or guarantee any indebtedness for any person (other than a Company subsidiary) except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, copies of which have been available to Buyer, (iii) as otherwise required in the ordinary course of business consistent with past practice or (iv) other than as permitted pursuant to this Section 6.1(g), in an aggregate principal amount not to exceed $100,000,000; provided, however, that no such indebtedness described in clauses (i), (ii), (iii) or (iv) has any prepayment penalties, change of control premiums or other similar premiums or penalties;

(h)           (a) enter into, modify or amend any Contract providing for the payment to or by the Company or any of its subsidiaries of more than $25,000,000 in any twelve (12) month period, except, in the case of payments to the Company, in the ordinary course of business consistent with past practice, (b) enter into any new, extend the term of, materially amend or materially modify any music distribution agreement or (c) enter into, modify or amend any carriage agreements involving in excess of 500,000 subscribers and with a term beyond December 31, 2008; provided that the Company shall not modify or amend in any manner, or waive any rights under any Affiliate Contracts or enter into any Contract with any affiliate;

(i)            make any material change to its methods of accounting in effect at December 31, 2005, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j)            except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material asset or any material portion of its properties or assets with a sale price in excess of $100,000,000 in the aggregate, and except pursuant to existing agreements in effect prior to the execution of this Agreement, copies of which have been made available to Buyer;

(k)           adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Company Common Stock tendered by employees or former employees in connection with a cashless exercise of Company Options or in order to pay taxes in connection with the exercise of Company Options or the lapse of restrictions in respect of Restricted Stock Units, in each case, pursuant to the terms of a Company Benefit Plan);

(l)            adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than the Merger);

(m)          except (a) as required by Law or the Treasury Regulations promulgated under the Code, or (b) as would not result in the incurrence of a material amount of additional taxes, or (c) as otherwise is in the ordinary course of business and in a manner consistent with past practice (i) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (ii) make, change or rescind any material Tax election, (iii) settle or compromise any material Tax liability, audit claim or assessment, (iv) surrender any right to claim for a material Tax refund, (v) file any amended Tax Return involving a material amount of additional Taxes, (vi) enter into any closing agreement relating to material Taxes, or (vii) waive or extend the statute of limitations in respect of material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(n)           (i) take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.1 or 7.2 or the consummation of the Merger; or (ii) take any action that would cause, individually or in the aggregate, a Company Material Adverse Effect;

(o)           settle or compromise any material claim, suit, action, arbitration or other proceeding whether administrative, civil or criminal, in law or in equity, including the TV Litigation, provided that the Company may settle any claim (except claims relating to the TV Litigation) that consists solely of monetary damages in an amount not to exceed $250,000 individually or $2,000,000, in the aggregate;

(p)           make any capital expenditures other than in accordance with the Company’s budget consistent with past practice, except for such capital expenditures as do not exceed the Company’s budget by $25,000,000, in the aggregate;

(q)           redeem, repurchase, acquire, defease or otherwise retire, or offer to redeem, repurchase, acquire, defease or otherwise retire any of the Company’s outstanding 7.85% Senior Notes due 2011, 2.875% Senior Notes due 2006, 3.5% Senior Notes due 2007 and 3.875% Senior Notes due 2008, unless (i) requested in writing by Buyer or (ii) mandatorily required to effect or offer such redemption, repurchase, defeasance or other retirement; or

(r)            authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2   FCC Matters. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its subsidiaries to:  (i) use its reasonable best efforts to comply with all material requirements of the FCC applicable to the operation of the Company Stations; (ii) promptly deliver to Buyer copies of any material reports, applications or responses filed with the FCC; (iii) promptly notify Buyer of any inquiry, investigation or proceeding initiated by the FCC relating to the Company Stations which, if determined adversely to the Company, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) not make or revoke any election with the FCC if such election or revocation would have, individually or in the aggregate, a Company Material Adverse Effect; and (v) use reasonable best efforts to complete construction and conduct digital operation of the Company Stations by the relevant deadlines established by the FCC, as they may be extended (including meeting all interim build out deadlines and replication/maximization requirements for interference protection), and consult with Buyer about, and keep Buyer reasonably informed of, the progress of construction of the Company Stations’ digital facilities, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 6.3   Proxy Statement.

(a)           Covenants of the Company with Respect to the Proxy Statement. As promptly as practicable following the date of this Agreement, subject to Section 6.7 hereof, the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include, except to the extent provided in Section 6.7, the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Buyer upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Buyer prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Buyer with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Covenants of Buyer with Respect to the Proxy Statement. None of the information with respect to Buyer or its subsidiaries specifically provided in writing by Buyer or any person authorized to act on its behalf for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Cooperation. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

(d)           Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall promptly (but in any event within three (3) business days after the date thereof), mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading (determined in accordance with Rule 14a-9(a) of the Exchange Act). All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the NYSE.

Section 6.4   Stockholders’ Meetings. Unless this Agreement has been terminated pursuant to Section 8.1, the Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting. The Company shall recommend to its stockholders the adoption of this Agreement and approval of the Merger in the Proxy Statement and at the Stockholders’ Meeting (the “Company Recommendation”); provided, however, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or approval of the Merger at its Stockholders’ Meeting to the extent that the Board of Directors of the Company makes a Change of Recommendation. Unless the Company makes a Change of Recommendation, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or the applicable Law to obtain such approvals; provided that the Company, in its reasonable judgment and following consultation with Buyer, shall determine the length of any period for the solicitation of proxies from its stockholders. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

Section 6.5   Appropriate Action; Consents; Filings.

(a)           The parties hereto will use their respective best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) in the case of Buyer, the obtaining of all necessary approvals under any applicable communication or broadcast Laws required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including any Divestiture (as defined below) commitments by Buyer in accordance with Section 6.5(b); provided, however, that in connection with the Merger, Buyer shall not seek a waiver of the FCC Multiple Ownership Rules except for a temporary waiver of subsections (a), (c), and (d) thereof for a period not to exceed six (6) months from the Effective Time; provided, further, that failure to obtain any waiver shall not limit Buyer’s obligations pursuant to Section 6.5(b), (ii) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this

Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall promptly (in no event later than fifteen (15) business days following the date that this Agreement is executed) make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby. Buyer and the Company shall cooperate to prepare such applications as may be necessary for submission to the FCC in order to obtain the FCC Consent (the “FCC Applications”). Buyer and the Company shall promptly (in no event later than fifteen (15) business days following the date that this Agreement is executed) file the FCC Applications with the FCC, and the parties shall diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, and provide any additional information, reasonably required or requested by the FCC. Each of Buyer and the Company agrees not to, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Consent. Buyer further agrees that in the event that it seeks one or more waivers pursuant to this Section 6.5(a), Buyer will (i) use its reasonable best efforts to diligently pursue and prosecute before the FCC each such request for waiver; and (ii) regularly consult with the Company with regard to its waiver requests and consider in good faith the views of the Company with respect thereto.

(b)           Buyer and Acquisition Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast Law (including the FCC Multiple Ownership Rules) that may be required by any U.S. federal, state or local antitrust or competition Governmental Authority, or by the FCC or similar Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the Divestiture (as defined below) of such assets or businesses as are required to be divested in order to obtain the FCC Consent, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.5, if the FCC has not granted the FCC Consent as of the date that is six (6) months following the date hereof, then, if the respective special communications regulatory counsel to the Company and the Buyer, in consultation with each other and in the exercise of their professional judgment, jointly determine that a Divestiture (as defined below) is required to obtain the FCC Consent, they shall provide written notice of such determination to Buyer and the Company (the “Divestiture Notice”). Upon receipt of the Divestiture Notice, Buyer shall promptly, and in any event within thirty (30) days, implement or cause to be implemented a Divestiture; provided, however, that if the FCC Consent has not been granted as of the date that is nine (9) months following the date hereof and the Company’s special communications regulatory counsel, in the exercise of his sole professional judgment, determines that a Divestiture (as defined below) is required to obtain the FCC Consent, then, upon receipt of written notice thereof, Buyer shall promptly, and in any event within thirty (30) days, implement or cause to be implemented a Divestiture. For purposes of this Agreement, a “Divestiture” of any asset or business shall mean (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing or contemplated Buyer’s or Company’s governance structure or contemplated Buyer’s or Company’s contractual or governance rights. Further, and for the avoidance of doubt, Buyer will take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FTC, the Antitrust Division of the United States Department of Justice, any authority enforcing applicable antitrust, competition, communications or broadcast Laws, any State Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or any communications or broadcast Law, would preclude consummation of the Merger by the Termination Date.

(c)           Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(d)           In order to avoid disruption or delay in the processing of the FCC Applications, Buyer and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Buyer and the Company agree to make such representations and undertakings as necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such applications.

Section 6.6   Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as otherwise prohibited by applicable Law or the terms of any contract entered into prior to the date hereof or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), the Company shall (i) provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s properties, books, contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries, (ii) permit Buyer to make copies and inspections thereof as Buyer may reasonably request and (iii) furnish promptly to Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Buyer or its Representatives may reasonably request.

(b)           The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.7   No Solicitation of Competing Proposal.

(a)           From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal. On the date hereof, the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by the Company or any of its subsidiaries or any of their respective Representatives with respect to any Competing Proposal. The Company shall promptly (and in any event within two (2) business days) request that all confidential information previously furnished to any third party be returned promptly and shall deny access to any virtual data room containing any such information to any third party (other than Buyer and its Representatives).

(b)           Notwithstanding the limitations set forth in Section 6.7(a), from the date hereof and prior to the receipt of Requisite Stockholder Approval, if the Company receives any bona-fide written Competing Proposal which did not result from a breach of Section 6.7(a), (i) which constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may, subject to compliance with Section 6.7(d), take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that the Company shall promptly provide Buyer any non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Competing Proposal or its Representatives which was not previously provided to Buyer.

(c)           Neither the Board of Directors of the Company nor any committee thereof shall change, qualify, withdraw or modify in any manner adverse to Buyer, or publicly propose to change, qualify, withdraw or modify in a manner adverse to Buyer, the Company Recommendation (a “Change of Recommendation”). Notwithstanding the foregoing and notwithstanding the limitations set forth in Section 6.7(a), the Board of Directors of the Company may, prior to receipt of the Requisite Stockholder Approval, effect a Change of Recommendation if the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law.

(d)           The Company promptly (and in any event within 24 hours) shall advise Buyer orally and in writing of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any such Competing Proposal or inquiry, proposal, offer or request and shall provide Buyer with a copy (if in writing) and summary of the material terms of any such Competing Proposal or inquiry, proposal or request. The Company shall keep Buyer informed of the status (including any change to the terms thereof) of any such Competing Proposal or inquiry, proposal or request. The Company agrees that it shall not and shall cause the Company’s subsidiaries not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Buyer. The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that disclosures under this Section 6.7(e) shall not be a basis, in themselves, for Buyer to terminate this Agreement pursuant to Section 8.1(f).

(f)            As used in this Agreement, “Competing Proposal” shall mean any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or group other than Buyer relating to:  (i) any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any such person or group acting in concert, of 20% or more of the fair market value of the assets, issued and outstanding Company Common Stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole; (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of the Company Common Stock or (iii) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire assets, securities or businesses described in clause (i) above.

(g)           As used in this agreement, “Superior Proposal” shall mean any offer or proposal made by a third party (including any stockholder of the Company) to acquire (when combined with such party’s ownership of securities of the Company held immediately prior to such offer or proposal) at least two-thirds of the issued and outstanding Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, an issuance of securities by the Company, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable from a financial point of view to the holders of the Company Common Stock than the terms set forth in this Agreement or the terms of any other proposal made by Buyer after Buyer’s receipt of a Notice of Superior Proposal.

Section 6.8   Directors’ and Officers’ Indemnification and Insurance.

(a)           Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Buyer and the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement.

(b)           Without limiting the provisions of Section 6.8(a), during the period ending on the sixth anniversary of the Effective Time, Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.8(b) or elsewhere in this Agreement, neither Buyer nor the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)           At the Company’s election in consultation with Buyer, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time, at a cost that does not exceed 300% of the annual premium currently paid by the Company for D&O Insurance (as defined below) or (ii) if the Company shall not have obtained such tail policy, Buyer will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Buyer and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)           The Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e)           Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.8.

Section 6.9   Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.10   Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party.

Section 6.11   Employee Matters.

(a)           During the one-year period commencing at the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its subsidiaries (“Company Employees”) compensation and benefits that are in the aggregate, no less favorable than the compensation and benefits (excluding for purposes of calculating a Company Employee’s level of compensation and benefits immediately prior to the Effective Time, options, restricted stock units and other equity-based compensation, and any retention or other change in control related compensation) being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b)           Without limiting paragraph (a) of this Section 6.11, during the one-year period commencing at the Effective Time Buyer shall provide or shall cause the Surviving Corporation to provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a similar termination of employment immediately prior to the Effective Time. During the period specified above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the base salary or hourly wage rate paid to Company Employees and used to determine severance benefits.

(c)           Buyer shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan set forth on Section 6.11(c) of the Company Disclosure Schedule, without any amendment or change that is adverse to any participant therein.

(d)           For purposes of eligibility and vesting under the Employee Benefit Plans of Buyer, the Company, the Company subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the

Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing:  (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent as under the applicable Company Benefit Plan, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)           Following the Effective Time, Buyer shall cause the Surviving Corporation and its subsidiaries to honor all collective bargaining agreements by which the Company or any of its subsidiaries is bound in accordance with their terms.

Section 6.12   Conduct of Business by Buyer Pending the Merger. Buyer and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Buyer and Acquisition Sub, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           shall not amend or otherwise change any of the Buyer Organizational Documents that would be likely to prevent or materially delay the consummation of the transactions contemplated hereby;

(b)           shall not (i) amend or propose to amend or otherwise change any of the Buyer Operational Agreements or (ii) enter into any material new agreement relating in any way to the programming or operation of (A) any of the Company’s television or radio networks or (B) any television or radio broadcast stations currently licensed to the Company;

(c)           shall not acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would delay, impede or prevent receipt of the FCC Consent;

(d)           take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.1 or 7.3 or the consummation of the Merger; and

(e)           shall not, and shall not permit any of its subsidiaries to, prior to the Termination Date, enter or agree to enter into any definitive agreement for the acquisition of any business or person or take or agree to take any other action which in either case would reasonably be expected to materially interfere with its ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith) or otherwise would be reasonably expected to result in a Buyer Material Adverse Effect.

Section 6.13   Financing.

(a)           Buyer shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Buyer shall promptly notify the Company and (B) Buyer and Acquisition Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.13(a) being referred to as the “Financing Agreements”). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, and (ii) all conditions set forth in Article VII hereof have been satisfied or waived (other than conditions set forth in Sections 7.2(c) and 7.3(d)) Buyer shall agree to use the bridge facility contemplated by the Debt Commitment Letters, if necessary, to cause the Closing to occur no later than the last date of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive business days, commencing on the later of (a) the delivery of the 2006 Audited Financials and (b) February 15, 2007, throughout which all conditions to Closing set forth in Sections 7.1 and 7.2 (other than conditions that, by their own terms, cannot be satisfied until the Closing) shall be and remain satisfied. Buyer and Acquisition Sub shall, shall cause their affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions applicable to such parties in the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Buyer shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Arrangements of which Buyer or Acquisition Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b)           The Company shall and shall cause its subsidiaries to, at Buyer’s sole expense, cooperate in connection with the arrangement of the Financing as may be reasonably requested in advance, written notice to the Company provided by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company). Such cooperation by the Company shall include, at the reasonable request of Buyer, (i) agreeing to enter into such agreements, and to deliver such officer’s certificates (which in the good faith determination of the person executing the same shall be accurate), as are customary in financings of such type, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) (x) preparing business projections, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, all as may be reasonably requested by Buyer and (y) delivery of audited consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2006 (the “2006 Audited Financials” and together with the materials in clause (x), the “Required Financial Information”), which Required Financial Information shall be Compliant, (iii) making the Company’s Representatives available to assist in the Financing, including participation in meetings, presentations (including management presentations), road shows (other than A. Jerrold Perenchio, Robert Cahill or C. Douglas Kranwinkle), drafting sessions, due diligence sessions and sessions with rating agencies and assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with the Financing, (iv) obtaining customary accountants’ comfort letters, consents, legal opinions, survey and title insurance and (v) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including obtaining any rating agencies’ confirmations or approvals for the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. Buyer shall, promptly upon request by the Company following the valid termination of this Agreement (other than in accordance with Section 8.1(f)), reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless the Company and its subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). As used in this Section 6.13(b) “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it subsidiaries necessary in order to make such Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Commitment Letters.

Section 6.14   Acquisition Sub. Buyer will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 6.15   Certain Matters. Except as would result in a waiver or breach of attorney-client privilege or the attorney work doctrine, the Company shall: (a) (i) within two (2) business days following any material developments relating to the TV Litigation, (ii) within ten (10) days following the Company gaining knowledge of any material adverse development with respect to Televisa’s or Venevision’s performance under any Affiliate Contract (other than the PLAs), or (iii) within two (2) business days of any material non-performance of Televisa’s or Venevision’s obligations under the PLAs becoming known to the Company, provide a written report to Buyer describing such development; (b) actively and diligently enforce, in all material respects, the Company’s rights under each Affiliate Contract and consult with Buyer with respect to all material decisions pertaining thereto; (c) (i) conduct the defense and prosecution of the TV Litigation actively and diligently and without undue delay, in the exercise of the Company’s reasonable judgment and (ii) consult in good faith with the Buyer on the defense and prosecution thereof and (d) promptly (and in any event within two (2) days) provide Buyer with a copy of all pleadings, discovery requests, discovery responses, and non-privileged, material correspondence (including non-privileged, material electronic communication) prepared, sent or received by the Company or its subsidiaries, Representatives or affiliates after the date hereof relating to the TV Litigation.

Section 6.16   Restructuring. Prior to the Effective Time, upon the Buyer’s written request the Company shall (a) create one or more direct or indirect wholly owned subsidiaries, each in a form and jurisdiction within the United States directed by Buyer (each a “Restructuring Sub”), (b) transfer (but effective only on and as of the Effective Time) all of its assets to one or more Restructuring Subs designated by Buyer and (c) transfer the equity securities of one or more Restructuring Subs to any other Restructuring Sub, and otherwise the Company shall take all reasonable actions and cooperate with Buyer in any restructuring or similar organizational transaction required in order to consummate the Merger or the Financing (it being understood that any such restructuring or similar organizational transaction shall become effective only on and as of the Effective Time); provided, however, that the Company shall not be required to take any action (i) in contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any organizational document applicable to the Company or any subsidiary or any Contract to which the Company or any subsidiary is a party and any and all actions undertaken by the Company at the direction of Buyer pursuant to this Section 6.16 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company pursuant to this Agreement or (ii) that would reasonably be expected to result in any liabilities, losses, damages, claims, costs, expenses, Taxes, interest, awards, judgments or penalties suffered or incurred by any Company stockholder. Following the termination of this Agreement,  Buyer shall (a) promptly upon request by the Company, reimburse the Company, its subsidiaries, its stockholders or their respective representatives, as the case may be, for all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable expenses of counsel) and Taxes incurred by the Company, its subsidiaries, its stockholders or their respective representatives, as the case may be, in connection with such action and cooperation and (b) indemnify, defend, and hold harmless the Company, its subsidiaries, its stockholders and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including, without limitation, reasonable expenses of counsel) and Taxes, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by any of them at the direction of Buyer. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to honor a request from Buyer as contemplated in this Section 6.16 if, as the result of honoring such request, Buyer or the Company would be required by the Communications Act to amend any or all of the FCC Applications on or after a date that is fifteen (15) days following the date that the FCC Applications are tendered for filing with the FCC.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1   Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a)           the Requisite Stockholder Approval shall have been obtained in accordance with the Delaware Law and the rules and regulations of the NYSE;

(b)           any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c)           no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

(d)           the FCC Consent shall have been obtained.

Section 7.2   Conditions to the Obligations of Buyer. The obligations of Buyer  and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)           the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of Section 4.9) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of Section 4.9) would not, individually or in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in

Section 4.4 shall be true and correct in all material respects and the representations and warranties set forth in Section 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date in which case such representations and warranties will be true and correct as of such earlier date);

(b)           the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)           the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)           since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3   Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a)           each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words) would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(b)           Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c)           Buyer shall have delivered to the Company a solvency certificate substantially similar in form and substance as the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letters or any agreements entered into in connection with the Debt Financing; and

(d)           Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1   Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a)           by mutual written consent of each of Buyer and the Company;

(b)           by either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Daylight Time, March 26, 2007 (such date, as may be extended in accordance with this Section 8.1(b), being the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided that, if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d), then (x) Buyer or the Company may, by written notice to the other, extend the Termination Date to 5:00 p.m., Eastern Daylight Time, June 26, 2007; and (y) Buyer may, by written notice to the Company, extend the Termination Date to 5:00 pm, Eastern Daylight Time, August 26, 2007.

(c)           by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including the obligations of Buyer and Acquisition Sub under Section 6.5(b) of this Agreement;

(d)           by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.1(d) if the Company or any of its Representatives materially breached its obligations under Sections 6.3, 6.4 or 6.7;

(e)           by the Company if it is not in material breach of its obligations under this Agreement and if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by Buyer (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and Buyer shall have failed to cure such breach or failure within such thirty (30) day period;

(f)            by Buyer if it is not in material breach of its obligations under this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by the Company (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date, provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination and the Company shall have failed to cure such breach or failure within such thirty (30) day period;

(g)           by the Company, if, prior to the adoption of this Agreement at the Stockholders Meeting by Requisite Stockholder Approval, the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that an unsolicited Competing Proposal is a Superior Proposal; but only if (i) after providing written notice to Buyer (a “Notice of Superior Proposal”) advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and providing Buyer with a copy thereof (if in writing) and identifying the person making the proposal, (ii) in light of such Superior Proposal a majority of the directors of the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company’s Board of Directors’ exercise of its fiduciary duty under applicable Law, (iii) the Company shall have promptly notified Buyer in writing of the determinations described in clause (ii) above, (iv) at least five (5) business days following receipt by Buyer of the Notice of Superior Proposal, and taking into account any revised proposal made by Buyer since receipt of the Notice of Superior Proposal, a majority of the directors of the Company has concluded such Superior Proposal remains a Superior Proposal and has again made the determinations referred to in clause (ii) above; provided, however, that during such five (5) business day period the Company shall cooperate and negotiate with Buyer to enable Buyer to make such a revised proposal; provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Board of Directors of the Company shall, in each case, deliver to Buyer an additional Notice of Superior Proposal, and the five (5) business day period referenced above shall be extended for an additional twenty-four (24) hours; (v) the Company is in compliance, in all material respects, with Section 6.7, (vi) the Company concurrently pays the Company Termination Fee pursuant to Section 8.2 and (vii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

(h)           by Buyer if the Board of Directors of the Company or any committee thereof shall have (i) effected a Change of Recommendation, (ii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, prior to the receipt of the Requisite Stockholder Approval, failed to reconfirm the Company Board Recommendation within fifteen (15) business days of receipt of a written request from Buyer; provided, that Buyer shall only be entitled to one (1) such request, or (iii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, failed to include in the Proxy Statement distributed to the Company’s stockholders its recommendation that the Company’s stockholders approve and adopt this Agreement and the Merger; provided that Buyer’s right to terminate pursuant to this Section 8.1(h) shall terminate fifteen (15) business days following the event described in (i), (ii) or (iii) above, as the case may be, giving rise to Buyer’s right to terminate this agreement.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.6(b) and the provisions of Section 8.2, Section 8.5, Section 9.7, Section 9.8 and Section 9.10).

Section 8.2   Termination Fees.

(a)           If

(i)  this Agreement is terminated (x) by Buyer or the Company pursuant to Section 8.1(b) (if the party terminating this Agreement is permitted to do so pursuant to Section 8.1(b)(ii)), (y) by Buyer or the Company pursuant to Section 8.1(d) or (z) by Buyer pursuant to Section 8.1(f); provided, in the case of (z) only, that all conditions set forth in Section 7.1, 7.2 and 7.3 hereof have been satisfied (other than those conditions that, by their own terms, cannot be satisfied until the Closing, are solely within the Company’s control, or cannot be satisfied solely as a result of the material breach that gives rise to Buyer’s right to terminate pursuant to Section 8.1(f)), and in each case, either (A) within nine (9) months after such termination the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an Affiliate Competing Proposal or any agreement with respect to an Affiliate Competing Proposal, or an Affiliate Qualifying Transaction is consummated or (B) between the date hereof and the termination of this Agreement a Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of, the termination of this Agreement and within nine (9) months after such termination (i) the Company consummates a Qualifying Transaction, or (ii) the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an agreement with respect to a Qualifying Transaction which Qualifying Transaction is consummated at anytime (the Competing Proposal so entered into, recommended, submitted, agreed to or consummated need not be the same Competing Proposal that was publicly proposed or disclosed); or

(ii) this Agreement is terminated by (A) the Company pursuant to Section 8.1(g) or (B) Buyer pursuant to Section 8.1(h);

then in any such event the Company shall pay to Buyer a fee of U.S.$300,000,000 in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made, (w) in the case of termination pursuant to Section 8.2(a)(i)(A), upon entering into the agreement with respect to an Affiliate Qualifying Transaction, (x) in the case of termination pursuant to Section 8.2(a)(i)(B), upon consummation of the Qualifying Transaction, (y) in the case of termination pursuant to Section 8.2(a)(ii)(A), concurrently with such termination or (z) termination pursuant to Section 8.2(a)(ii)(B), within five (5) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b)                                 If this Agreement is terminated by the Company pursuant to Section 8.1(b) or Section 8.1(e) or by either the Company or Buyer pursuant to Section 8.1(c), and at such time:

(i)            all conditions to Buyer’s obligation to consummate the Merger shall have been satisfied and Buyer or its subsidiaries have not received funds pursuant to the Financing sufficient to consummate the Merger and the transactions contemplated hereby; or

(ii)           all conditions to Buyer’s obligation to consummate the Merger shall have been satisfied, other than any of the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(d) and except insofar as any condition requires the delivery of officer’s certificates, then (x) in the event of clause (i) above, Buyer shall pay to the Company a fee of U.S.$300,000,000 in cash or (y) in the event of clause (ii) above, Buyer shall pay to the Company a fee of U.S.$500,000,000 in cash (such payment, as applicable, the “Buyer Termination Fee”), and, in either case, neither Buyer nor Acquisition Sub shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company (provided that nothing herein shall release any party from liability for intentional breach or fraud; provided that neither Buyer nor Acquisition Sub shall have any liability for intentional breach or fraud in excess of $300,000,000 less any amounts previously paid in respect of the Buyer Termination Fee (the “Intentional Breach Damages Cap”), such payment to be made within two (2) business days after the termination of this Agreement, it being understood that in no event shall Buyer be required to pay fees or damages payable pursuant to this Section 8.2(b) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

Notwithstanding anything in this Agreement to the contrary, in no event shall any Buyer Related Party (as defined in the Equity Commitment Letters) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except as specifically provided in the Guarantee.

Section 8.3   Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4   Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5   Expenses; Transfer Taxes.

(a)           All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)           Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.8 and Section 6.11.

Section 9.2             Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer:

Umbrella Holdings, LLC
c/o Providence Equity Partners Inc
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Phone: (401) 751-1700
Fax: (401) 751-1790
Attention: Mark J. Masiello, Managing Director

with copies to:

Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, RI 02903
Phone: 401-278-4710
Fax: 401-278-4701
Attention:   David K. Duffell
                   Sharlyn C. Heslam

if to the Company:

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
Phone:  (310) 556-7655
Fax:  (310) 556-1526
Attention: C. Douglas Kranwinkle, Esq.

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036-6522
Phone:  (212) 735-3000
Fax:  (212) 735-2000
Attention:   Roger S. Aaron
                   Howard L. Ellin

Section 9.3             Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. For the purpose of determining whether an action, is or was taken in the ordinary course of business consistent with past practice, items 1, 2, and 3 set forth on Section 4.9 of the Company Disclosure Schedule shall be excluded from such determination.

Section 9.4             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5             Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, that

Buyer may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Further, the Company acknowledges and agrees that Buyer may elect to transfer its equity interests in Acquisition Sub to any direct or indirect wholly owned subsidiary of Buyer, and any such transfer shall not result in a breach of any representation, warranty or covenant of Buyer herein.

Section 9.6             Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, (b) the right of the holders of Company Options, Company Warrants, or Restricted Stock Units to receive the Option Cash Payment, Warrant Cash Payment or Restricted Stock Unit Payment, as applicable, at the Effective Time, in accordance with, and subject to, the terms and conditions of this Agreement, (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Buyer’s or Acquisition Sub’s intentional breach of this Agreement (subject to the limitations set forth in Section 8.2(b) Agreement), which right is hereby acknowledged and agreed by Buyer and Acquisition Sub, (d) the provisions of Section 6.8 hereof and (e) the provisions of Section 6.11(c) hereof, including, without limitation, the right of the holders of Restricted Stock Units issued pursuant to the Retention Bonus Plan to receive payment at the applicable time, as set forth in Section 3.3(c) hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.7             Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule.

Section 9.8             Consent to Jurisdiction; Enforcement.

(a)           Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9             Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10           WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UMBRELLA HOLDINGS, LLC

By:
Name:
Title:

UMBRELLA ACQUISITION, INC.

By:
Name:
Title:

UNIVISION COMMUNICATIONS INC.

By:
Name:
Title:

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“2006 Audited Financials” shall have the meaning set forth in 6.13(b).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Additional Consideration Date” means the date which is ten (10) months after the date hereof, provided, that all of the conditions set forth in Sections 7.1 and 7.2 (other than those which by their nature can only be satisfied at Closing) shall have been satisfied or waived as of such date, except for the condition set forth in Section 7.1(d).

“Additional Per Share Consideration” means, if the Effective Time shall occur after the Additional Consideration Date, an amount equal to the pro rata portion, based upon the number of days elapsed since the Additional Consideration Date, of $36.25 multiplied by 8% per annum, per share.

“affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Affiliate Competing Proposal” means any Competing Proposal from, or directly or indirectly made by, any one or more of the persons constituting the Competing Group or any person or group in which one or more of the persons constituting the Competing Group is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests of such person or group.

“Affiliate Contracts” shall have the meaning set forth in Section 4.11(b).

“Affiliate Qualifying Transaction” shall mean any transaction with respect to an Affiliate Competing Proposal whereby any member of the Competing Group (i) acquires the Company by merger or business combination transaction; (ii) acquires 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) acquires 20% or more of the outstanding Company Common Stock; provided, that in the case of clause (iii) above, if Televisa and/or Venevision or any person in which Televisa or Venevision is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests, participates in such transaction (except for a transaction whereby Televisa or Venevision sells shares of Class A Common Stock in connection with a tender offer) as either buyer or seller or otherwise, then reference to “20% or more” shall be deemed a reference to “35% or more.”

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Recitals.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article V.

“Buyer Equity Interests” shall have the meaning set forth in Section 5.9.

“Buyer Material Adverse Effect” means any change, effect or circumstance that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“Buyer Operational Agreements” shall have the meaning set forth in Section 5.11.

“Buyer Organizational Documents” shall have the meaning set forth in Section 5.2.

“Buyer Shares” shall have the meaning set forth in Section 5.9.

“Buyer Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.7(c).

“Class A Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class A Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class P Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class P Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class T Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class T Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class V Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class V Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and each other plan, arrangement or policy (written or oral) relating to equity and equity-based awards, stock purchases, deferred compensation, bonus or other incentive compensation, severance, retention, salary continuation, educational assistance, material fringe benefits or other material employee benefits, in each case as to which the Company or its subsidiaries has any obligation or liability, contingent or otherwise, other than any (i) Multiemployer Plan, (ii) governmental plan or any plan, arrangement or policy mandated by applicable Law and not otherwise insured, covered or set forth in any insurance contract, trust, escrow or other funding agreement, or (iii) any employment contract that is terminable without any severance exceeding the amounts set forth in any severance plan applicable generally to employees of the Company or any of its subsidiaries or is applicable to employees performing services in jurisdictions outside of the United States and provides for severance in accordance with applicable Laws and consistent with customary past practices.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.11(a).

“Company FCC Licenses” shall have the meaning set forth in Section 4.6(b).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, effect or circumstance that, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities markets in general; (ii) any events, circumstances, changes or effects that affect the general television or radio broadcasting, music or internet industries, except if the Company and its subsidiaries are disproportionately affected thereby; (iii) the matter set forth on Section A of the Company Disclosure Schedule, (iv) any changes after the date hereof in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets, except if the Company and its subsidiaries are disproportionately affected thereby; (v) any outbreak or escalation of hostilities or war or any act of terrorism; or (vi) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s HBC Long-Term Incentive Plan, 1996 Performance Award Plan, and 2004 Performance Award Plan.

“Company Permits” shall have the meaning set forth in Section 4.6(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Recommendation” shall have the meaning set forth in Section 6.4.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Stations” shall mean all of the television and radio broadcast stations currently owned and operated by the Company and its subsidiaries.

“Company Termination Fee” shall have the meaning set forth in Section 8.2(a)

“Company Warrant” shall mean each outstanding warrant to purchase shares of Company Common Stock pursuant to any of the warrants described in the Company SEC Documents.

“Competing Group” shall mean Televisa, Venevision, Kohlberg Kravis Roberts & Co., Bain Capital LLC, Cascade Investment, L.L.C., The Carlyle Group or The Blackstone Group, or any of their respective affiliates.

“Competing Proposal” shall have the meaning set forth in Section 6.7(f).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of February 10, 2005, by and between Madison Dearborn Partners, LLC and the Company, as amended.

“Contract” shall mean any note, bond, mortgage, indenture, loan or credit agreement, or any other contract, agreement, lease, license, deed of trust permit, franchise or other instrument or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Compliant” shall have the meaning set forth in Section 6.13(a).

“D&O Insurance” shall have the meaning set forth in Section 6.8(c).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Divestiture” shall have the meaning set forth in Section 6.5(b).

“DTV” shall have the meaning set forth in Section 4.22.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and equity holders) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC or the FCC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“FCC” shall mean the Federal Communications Commission or any successor entity.

“FCC Applications” shall have the meaning set forth in Section 6.5(a).

“FCC Consent” shall mean any action by the FCC granting its consent to the transfer of control or assignment to Buyer (or an affiliate of Buyer), including transfer or assignment of those authorizations, licenses, permits, and other approvals, issued by the FCC, and used in the operation of the Company Stations, pursuant to appropriate applications filed by the parties with the FCC, as contemplated by this Agreement.

“FCC Multiple Ownership Rules” shall mean the FCC’s multiple ownership rules set forth at 47 C.F.R. Section 73.3555 as in effect on the date of this Agreement.

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.13(a).

“Financing Commitments” shall have the meaning set forth in Section 5.8(b).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court.

“Guarantee” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Licenses” shall mean all licenses (other than the FCC Licenses) that are material to the conduct of the business by the Company or its subsidiaries pursuant to which (i) the Company or its subsidiaries licenses from a person Intellectual Property Rights, or (ii) pursuant to which the Company or its subsidiaries licenses Company Intellectual Property to any third person.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Investors” shall have the meaning set forth in Section 5.7(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” means the actual knowledge of the officers and employees of the Company and Buyer set forth on Section A of the Company Disclosure Schedule and Section A of the Buyer Disclosure Schedule, respectively, without benefit of an independent investigation of any matter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority, including (i) United States v. Univision Communications Inc., No: 1:03CV00758 (D.D.C.) (Final Judgment entered Dec. 12, 2003) and (ii) any Laws relating to the protection of the environment, natural resources, and human health and safety.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Marketing Period” shall have the meaning set forth in Section 6.13(a).

“Merger” shall have the meaning set forth in the Recitals.

“Multiemployer Plan” means any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 6.11(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 8.1(g).

“NYSE” shall mean the New York Stock Exchange.

“OPCO I” shall have the meaning set forth in Section 6.16.

“OPCO II” shall have the meaning set forth in Section 6.16.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Buyer), and (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“PLAs” shall mean the Second Amended and Restated Program License Agreements dated as of December 19, 2001 by and between Televisa and Venevision and the Company, as amended.

“Post-Signing RSUs” shall have the meaning set forth in Section 3.3(c).

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Qualifying Transaction” shall mean any transaction contemplated by a Competing Proposal, except that (A) the reference to “20% or more” in clause (i) of the definition of “Competing Proposal” shall be deemed to be a reference to “30% or more” and (b) the reference to “20% or more” in clause (ii) of the definition of “Competing Proposal” shall be deemed to be a reference to “50% or more.”

“Representatives” shall have the meaning set forth in Section 6.6(a).

“Required Financial Information” shall have the meaning set forth in Section 6.13(b).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Restricted Stock Units” means any restricted stock units granted pursuant to the Company’s 2004 Performance Award Plan or the Retention Bonus Plan.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(c).

“Retention Bonus Plan” shall have the meaning set forth in Section 3.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.4.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.7(g).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (w) being a transferee or successor, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Televisa” shall have the meaning set forth in Section 4.11(b).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Total Class A Merger Consideration” shall mean the product of (x) the number of shares of Class A Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class A Merger Consideration.

“Total Class P Merger Consideration” shall mean the product of (x) the number of shares of Class P Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class P Merger Consideration.

“Total Class T Merger Consideration” shall mean the product of (x) the number of shares of Class T Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class T Merger Consideration.

“Total Class V Merger Consideration” shall mean the product of (x) the number of shares of Class V Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class V Merger Consideration.

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total Restricted Stock Unit Payments” shall have the meaning set forth in Section 3.3(c).

“Total Warrant Cash Payments” shall have the meaning set forth in Section 3.3(b).

“TV Litigation” shall have the meaning set forth in Section 4.11(b).

“UBS” shall mean UBS Investment Bank.

“Venevision” shall have the meaning set forth in Section 4.11(b).

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Warrant Cash Payment” shall have the meaning set forth in Section 3.3(b).

Appendix B

INDEX OF DEFINED TERMS
Page References Refer to Instance of First Usage

Term	Page
2006 Audited Financials	49
Acquisition Sub	5
Additional Per Share Consideration	7
affiliate	44
Aggregate Merger Consideration	9
Agreement	5
Blue Sky Laws	19
Book-Entry Shares	8
Buyer	5
Buyer Disclosure Schedule	28
Buyer Equity Interests	31
Buyer Material Adverse Effect	28
Buyer Operational Agreements	32
Buyer Organizational Documents	28
Buyer Shares	31
Buyer Termination Fee	56
Certificate of Merger	6
Certificates	8
Change of Recommendation	42
Class A Common Stock	7
Class A Merger Consideration	7
Class P Common Stock	7
Class P Merger Consideration	8
Class T Common Stock	7
Class T Merger Consideration	8
Class T Warrants	15
Class V Common Stock	7
Class V Merger Consideration	8
Class V Warrants	15
Closing	6
Closing Date	6
Code	23
Communications Act	19
Company	5
Company Benefit Plan	23
Company Common Stock	7
Company Disclosure Schedule	16
Company Employees	46
Company FCC Licenses	20
Company Intellectual Property Rights	24
Company Material Contract	26
Company Option	9
Company Permits	20
Company Preferred Stock	17
Company Recommendation	38
Company SEC Documents	11
Company Stations	20
Company Termination Fee	56
Company Warrant	9
Competing Group	4
Competing Proposal	43
Compliant	49
Confidentiality Agreement	41
control	1
Conversion	15
Conversion Notice	14
Conversion Share Percentage	15
Conversion Share Rollover Value	16
Conversion Share Value	16
Conversion Shares	15
Conversion Warrant	16
Conversion Warrant Percentage	16
Conversion Warrant Rollover Value	16
D&O Insurance	45
Debt Commitment Letters	30
Debt Financing	30
Delaware Law	5
Dissenting Shares	13
Effective Time	6
Employee Benefit Plan	46
Equity Commitment Letters	30
ERISA	23
Exchange Act	19
Exchange Fund	9
Expenses	57
FCC	19
Financing	30
Financing Agreements	48
Financing Commitments	30
GAAP	21
Governmental Authority	10
Guarantee	5

Term	Page
HBC	18
HBC Acquisition	18
HSR Act	19
Indemnitee	44
Intellectual Property Rights	24
Intentional Breach Damages Cap	56
Investors	5
IRS	23
knowledge	20
Law	7
Lien	19
Marketing Period	48
Merger	5
New Plans	46
Non-Compliance Notice	14
Notice of Superior Proposal	54
NYSE	19
Option Cash Payment	11
Order	22
Paying Agent	8
Permitted Lien	19
person	10
Post-Signing RSUs	12
Potential Rollover Securities	14
Proxy Statement	37
Representatives	41
Required Financial Information	49
Requisite Stockholder Approval	27
Restricted Stock Unit	9
Restricted Stock Unit Payment	12
Restructuring Sub	50
Retention Bonus Plan	12
Rollover Securities	14
Rollover Stockholders	14
Rollover Value	16
SEC	21
Secretary of State	6
Securities Act	19
Stockholders’ Meeting	38
Strategic Stockholder	16
Strategic Stockholder Voting Agreement	15
subsidiary	5
Superior Proposal	42, 43
Surviving Corporation	6
Tax	25
Tax Returns	25
Televisa	22
Termination Date	53
Total Class A Merger Consideration	9
Total Class P Merger Consideration	9
Total Class T Merger Consideration	9
Total Class V Merger Consideration	9
Total Option Cash Payments	9
Total Restricted Stock Unit Payments	9, 12
Total Warrant Cash Payments	9
TV Litigation	22
UBS	26
Venevision	22
Warrant Cash Payment	11